EXHIBIT 3.11

CERTIFICATE OF ELIMINATION
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NATIONAL HOLDINGS CORPORATION
_______________

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

_______________

National Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

                    1.          That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of twenty thousand (20,000) shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on January 11, 2006, filed a Certificate of Designation with respect to such Series B Preferred Stock in the office of the Secretary of State of the State of Delaware.

                    2.          That no shares of said Series B Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

                    3.          That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that all matters set forth in the Certificate of Designations filed by the Company with the office of the Secretary of State of the State of Delaware on January 11, 2006 (the “Old Certificate”), designating a series of 20,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Old Stock”), are hereby eliminated from the Company’s Certificate of Incorporation;

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Old Certificate with respect to the Old Stock shall be eliminated from the Company’s Certificate of Incorporation;

                    4.          That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 22nd day of December, 2010.

NATIONAL HOLDINGS CORPORATION

By:	/S/ LEONARD J. SOKOLOW
Leonard J. Sokolow, President